Exhibit 11

                           QUEENS COUNTY BANCORP, INC.

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                          Three Months Ended        Nine Months Ended
                                                            September 30,             September 30,
(in thousands, except per share data)                     2000        1999(1)       2000        1999(2)
------------------------------------------------         -------------------      --------------------
Net income                                               $7,785       $8,775      $23,149      $24,460

Weighted average common shares outstanding               17,271       18,531       17,796       18,603

Earnings per common share                                 $0.45        $0.47        $1.30        $1.31

Weighted average common shares outstanding               17,271       18,531       17,796       18,603

Additional dilutive shares using average market
     value for the period when utilizing the
     Treasury stock method regarding stock options          223          451          199          452
                                                        -------      -------      -------      -------

Total shares for diluted earnings per share              17,494       18,982       17,995       19,055
                                                        =======      =======      =======      =======

Diluted earnings per common share
     and common share equivalents                         $0.45        $0.46        $1.29        $1.28
                                                        =======      =======      =======      =======

(1) Third quarter 1999 data includes an after-tax curtailment gain of $862,000, or $0.04 per share, pursuant to the freezing of the Bank's defined benefit pension plan at September 30.

(2) Data for the first nine months of 2000 includes the curtailment gain cited in footnote 1 and a net benefit of $1.1 million, or $0.06 per share, stemming from the reversal of $2.0 million from the allowance for loan losses in the first quarter.


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